                                                                     EXHIBIT 2.6


                               FIRST AMENDMENT TO
                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION

                                     AMONG

                         CHESAPEAKE ENERGY CORPORATION,

                           CHESAPEAKE MERGER II CORP.

                                      AND

                       ANSON PARTNERS LIMITED PARTNERSHIP





                               DECEMBER 15, 1997

                              TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Amendment to Section 1.7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

3.       Amendment of Section 1.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

4.       Amendment to Section 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

5.       Amendment to Section 9.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

6.       Amendment of Exhibit 1.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

7.       Supersession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

8.       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3


                                    EXHIBITS

"1.9"            Form of Registration Rights Agreement

                               FIRST AMENDMENT TO
                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION


                 THIS FIRST AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), is entered into this 15th day of December, 1997, among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("CEC"), CHESAPEAKE MERGER II CORP., an Oklahoma corporation ("CMC"), ANSON PARTNERS LIMITED PARTNERSHIP, an Oklahoma limited partnership ("AP") and ANSON PRODUCTION CORPORATION, an Oklahoma corporation ("APC").

                               R E C I T A L S :

         A. AP, APC, CEC and CMC have entered into that certain Merger Agreement and Plan of Reorganization dated October 22, 1997 (the "Merger Agreement") and such parties desire to amend the Merger Agreement pursuant to this First Amendment to Merger Agreement and Plan of Reorganization (the "Amendment") to: (a) extend the Closing Date; (b) amend the terms of the adjustment to merger consideration; and (c) to delete the Registration Rights Agreement attached to the Merger Agreement and substitute therefor, the Registration Rights Agreement attached to this Amendment.

                 NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Amendment and for the purpose of amending the terms and conditions for the Merger, the parties hereby agree as follows:

1. Definitions. Unless otherwise defined herein, all terms defined in the Merger Agreement will have the same meanings herein as therein defined.

2. Amendment to Section 1.7. Section 1.7 of the Merger Agreement entitled "Payment and Conversion" is hereby deleted in its entirety and the following Section 1.7 i hereby substituted therefor:

         "1.7 Payment and Conversion. Subject to the terms and conditions of this Agreement, on the Closing Date, pursuant to the Oklahoma Act, APC will be merged with and into CMC and upon such Merger, the APC Shares will be automatically converted into the right to receive the number of shares of CEC Common Stock determined by dividing FORTY-THREE MILLION DOLLARS ($43,000,000.00) by the Exchange Price (the "Exchange Shares"). The AP Group and the CEC Group hereby agree that the "Exchange Price" will be $11.3375 which was determined by adding the closing price of the CEC Common Stock as quoted on the New York Stock Exchange as of the close of business on the third (3rd) through the twelfth (12th) business trading days preceding October 31, 1997 and dividing the sum by ten (10). The number of Exchange Shares will be rounded up to the nearest whole number and no fractional shares will be issued."

3. Amendment of Section 1.9. Section 1.9 of the Merger Agreement entitled "Adjustment to Merger Consideration" is hereby deleted in its entirety and the following Section 1.9 is hereby substituted therefor:

         "1.9 Adjustment to Merger Consideration. CEC and AP hereby agree that in connection with the sale of any Exchange Shares during the Adjustment Period (hereinafter defined), as set forth in the Registration Rights Agreement attached hereto as Exhibit
                 1.9 (the "Registration Rights Agreement"): (a) to the extent that the proceeds received by AP net of the amount of the underwriting discounts and commissions on a per share basis, as adjusted to account for any stock splits, stock dividends or other distributions (excluding cash dividends) in respect of the Exchange Shares (the "Per Share Price") does not equal or exceed the Exchange Price, CEC will or will cause CMC to pay to AP an amount equal to the difference between the Per Share Price and the Exchange Price multiplied by the number of Exchange Shares actually sold pursuant to such registration; and (b) to the extent the Per Share Price exceeds one-hundred twenty percent (120%) of the Exchange Price, AP will pay CEC an amount equal to the difference in the Per Share Price and one hundred twenty percent (120%) of the Exchange Price multiplied by the number of Exchange Shares actually sold pursuant to such registration. As used in this paragraph, the term "Adjustment Period" means the period commencing on the day in April, 1998 on which AP first sells Exchange Shares and continuing for thirty (30) days thereafter, regardless of how many New York Stock Exchange trading days actually occur during such thirty (30) day period. AP hereby covenants and agrees that all sales of Exchange Shares will be made in a commercially reasonable manner so as not to unduly create price fluctuation in the Common Stock. Any cash adjusting payments to be made pursuant to this Section 1.9 will be made by the party owing payment within five (5) days after the final account has been made and agreed to by CEC and AP."

4. Amendment to Section 2. Section 2 of the Merger Agreement entitled "Closing" is hereby deleted in its entirety and the following Section 2 is hereby substituted therefor:

         "2. Closing. Subject to the terms and provisions hereof, the closing of the transactions provided for herein (the "Closing") shall occur at 10:00 a.m. at the offices of Self, Giddens & Lees, Inc., 2725 Oklahoma Tower, Oklahoma City, Oklahoma on or before December 19, 1997 (the "Closing Date") unless another date, time or place is agreed to in writing by the parties hereto, but in any event will be effective as of 12:01 a.m. Oklahoma time on November 1, 1997 (the "Effective Time")."

5. Amendment to Section 9.2. Section 9.2 of the Merger Agreement entitled "Production Payments" is hereby amended by the addition thereto of the following sentence:

                 "Notwithstanding the two (2) year limitation set forth in
                 Section 10.2 of this Agreement, AP hereby agrees that the indemnification provisions set forth in

         Section 10.4 hereof will apply in all respects relating to the Production Payments for the entire life of the Production Payments.

6. Amendment of Exhibit 1.9. The form of Registration Rights Agreement attached to the Merger Agreement as Exhibit 1.9 is hereby deleted in its entirety and the form of Registration Rights Agreement attached hereto as
Exhibit 1.9 is hereby substituted therefor.

7. Supersession. It is agreed and understood between AP, APC, CEC and CMC that: (a) except to the extent the Merger Agreement is amended by this Amendment, the Merger Agreement will remain in full force and effect; (b) the Merger Agreement as amended by this Amendment supersedes any and all prior agreements entered into between the parties; (c) subject to the satisfactory performance of the terms and conditions stated in the Merger Agreement unless otherwise stated herein, this Amendment will be effective as of the date hereof but will be binding on the parties only after execution hereof by all parties hereto; and (d) in all respects, except as specifically amended hereby, the Merger Agreement remains in full force and effect and unabated and AP, APC, CEC and CMC hereby reaffirm each and every representation, warranty, covenant or condition made in the Merger Agreement as if and to the same extent as if made on the date of the execution of this Amendment.

8. Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

                 IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first above written.

                                                CHESAPEAKE ENERGY CORPORATION,
                                                an Oklahoma Corporation



                                                By: /s/ AUBREY K. McCLENDON
                                                   ----------------------------
                                                   Aubrey K. McClendon
                                                   Chief Executive Officer


                                                CHESAPEAKE MERGER II CORP., an
                                                Oklahoma Corporation



                                                By: /s/ AUBREY K. McCLENDON
                                                   ----------------------------
                                                   Aubrey K. McClendon,
                                                   President

                                                ANSON PARTNERS LIMITED
                                                PARTNERSHIP, an Oklahoma
                                                Limited Partnership


                                                By: /s/ CARL B. ANDERSON, III
                                                   ----------------------------
                                                   Carl B. Anderson, III, Sole
                                                   General Partner



                                                ANSON PRODUCTION CORPORATION,
                                                an Oklahoma corporation


                                                By: /s/ CARL B. ANDERSON, III
                                                   ----------------------------
                                                   Carl B. Anderson, III,
                                                   President





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